[ LONG, ALDRIDGE & NORMAN LETTERHEAD ]



                                                         Exhibit 5


                             September 28, 1995



The Actava Group, Inc.
945 East Paces Ferry Road
Suite 2210
Atlanta, Georgia 30326

Gentlemen:

     We have served as counsel to The Actava Group Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to the Company's
Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 28, 1995 (the "Registration Statement"), of up to 11,036,267 shares (the "Shares") of the Company's common stock, $1.00 par value per share, for which the shares of common stock, $.25 par value per share, of Orion Pictures Corporation, a Delaware corporation, common stock, $.001 par value per share, of Metromedia International Telecommunications, Inc., a Delaware corporation, and common stock, $.001 par value per share, of MCEG Sterling Incorporated, a Delaware corporation, are exchangeable. The Company proposes to issue the Shares to Orion Stockholders, MITI Stockholders and Sterling Stockholders, other than such stockholders who are Metromedia Holders, pursuant to the terms of the Amended and Restated Agreement and Plan of Merger dated as of September 27, 1995 by and among the Company, Orion, Sterling, MITI, OPC Merger Corp. and MITI Merger Corp. (the "Merger Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

     In rendering the opinion hereinafter set forth, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express the opinion hereinafter set forth. As to various factual matters that are material to our opinion, we have relied upon certificates of officers of the Company and certificates of various public officials. In making the foregoing examinations, we assumed the genuiness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authority of the person or persons who executed each of such documents on behalf of any person or entity.

     We do not express any opinion herein concerning any law other than the General Corporation Law of the State of Delaware.




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The Actava Group Inc.
Page 2
September 28, 1995


     Based upon and subject to the foregoing, and assuming due and proper filing of the Restated Certificate of Incorporation of The Actava Group Inc. (Exhibit A to Exhibit A-2 to Exhibit 2.1 to the Registration
Statement) with the Secretary of State of Delaware, we are of the opinion that:

     1. The Shares, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and non-assessable.

     Our conclusions are limited to the matters expressly set forth as our "opinion" in numbered paragraph 1 above, and no opinion is implied or to be inferred beyond the matters expressly so stated. Such opinion is given as of the date hereof, and we expressly decline any undertaking to revise or update such opinion subsequent to the date hereof or to advise the Company of any matter arising subsequent to the date hereof that would cause us to modify, in whole or in part, such opinion.

     We hereby consent to the reference of our firm under the heading "Legal Matters" in the Joint Proxy Statement/Prospectus contained in the Registration Statement and to the filing of this opinion as Exhibit 5 thereto.

                                             Very truly yours,


                                         /s/ LONG, ALDRIDGE & NORMAN

                                             LONG, ALDRIDGE & NORMAN